Exhibit 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of April 2004.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of April 2004.

Operational Statistics for the month of April 2004 and the comparative figures for the previous month are as follows:-

		April 2004	March 2004
1.	CELLULAR BUSINESS (Note 3):
	Aggregated Number of GSM Cellular Service Subscribers	76.742 million	75.666 million
	• Post-paid Subscribers	40.234 million	40.031 million
	• Pre-paid Subscribers	36.508 million	35.635 million
	Aggregated Net Addition in 2004 of GSM Cellular Service Subscribers	4.172 million	3.096 million
	• Post-paid Subscribers	0.672 million	0.468 million
	• Pre-paid Subscribers	3.500 million	2.628 million
	Aggregated Number of CDMA Cellular Service Subscribers	22.300 million	21.620 million
	• Post-paid Subscribers	20.892 million	20.308 million
	• Pre-paid Subscribers (Note 4)	1.408 million	1.312 million
	Aggregated Net Addition in 2004 of CDMA Cellular Service Subscribers	3.354 million	2.674 million
	• Post-paid Subscribers	2.911 million	2.328 million
	• Pre-paid Subscribers (Note 4)	0.443 million	0.346 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2004 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	3.1105 billion	2.2814 billion
	• Domestic Long Distance	3.0639 billion	2.2479 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.0466 billion	0.0335 billion
	Aggregated Usage Volume in 2004 of Outgoing Calls of IP Telephone (minutes)	4.1539 billion	3.0720 billion
	• Domestic Long Distance	4.1123 billion	3.0415 billion
	• International, Hong Kong, Macau & Taiwan Long-Distance	0.0416 billion	0.0305 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	12.908 million	12.820 million

Notes:

1.                       All the Aggregated Numbers recorded for the months of March 2004 and April 2004 are aggregated data reported at 24:00 on 31 March 2004 and 30 April 2004 respectively.

2.                       The accounting period of all Aggregated Net Additions in 2004 and all Aggregated Usage Volumes in 2004 for the month of April 2004 is the period commencing from 0:00 on 1 January 2004 to 24:00 on 30 April 2004 respectively.

3.                       Additional information for Cellular Services:

Operational Statistics for Cellular Services for April 2004 and its comparative figures for March 2004 are analysed by the original listed service areas (annotation (a)) and the newly acquired service areas (annotation (b)) as follows:

	April 2004		March 2004
	Original Listed Service Areas	Newly Acquired Service Areas	Original Listed Service Areas	Newly Acquired Service Areas
GSM Cellular Services
Aggregated Number of Subscribers	67.541 million	9.201 million	66.582 million	9.084 million
Aggregated Net Addition in 2004 of Subscribers	3.617 million	0.555 million	2.659 million	0.437 million

CDMA Cellular Services
Aggregated Number of Subscribers	19.876 million	2.424 million	19.277 million	2.343 million
Aggregated Net Addition in 2004 of Subscribers	2.966 million	0.388 million	2.367 million	0.307 million

Annotations:

(a)                  The Original Listed Service Areas mean the twenty-one provinces, cities and autonomous regions in the PRC for which cellular services are provided by the Company, including Guangdong, Jiangsu, Zhejiang, Fujian, Liaoning, Shandong, Anhui, Hebei, Hubei, Beijing, Shanghai, Tianjin, Jilin, Heilongjiang, Jiangxi, Henan, Shaanxi, Sichuan, Chongqing, Guangxi Zhuang and Xinjiang Uygur.

(b)                 The Newly Acquired Service Areas mean the nine provinces, cities and autonomous regions in the PRC of which the cellular services had been acquired by the Company from China Unicom (BVI) limited on 31 December 2003, including Shanxi, Inner Mongolia, Hunan, Hainan, Yunnan, Ningxia, Gansu, Qinghai and Xizang.

4.                       CDMA prepaid service has already been launched in 25 provinces, cities and autonomous regions, including Beijing, Tianjin, Hebei, Shanxi, Inner Mongolia, Jilin, Heilongjiang, Shanghai, Jiangsu, Anhui, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi, Hainan, Yunnan, Chongqing, Sichuan, Xizang, Shaanxi, Gansu and Xinjiang.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of March and April 2004 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Wang Jianzhou, Tong Jilu, Zhao Le, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Craig O. McCaw (Alternate Director to Craig O. McCaw: C. James Judson), Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board
CHINA UNICOM LIMITED
YEE FOO HEI
Company Secretary

Hong Kong, 19 May 2004